UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2022

AIKIDO PHARMA INC.
(Exact name of registrant as specified in its charter)

Delaware	000-05576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Rockefeller Plaza, 11th Floor, New York, NY	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 992-9325

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	AIKI	The Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2022, Aikido Pharma, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”), pursuant to which the Company agreed to issue and sell, in concurrent registered direct offerings (the “Offerings”), (i) 11,000 shares of the Company’s Series O Redeemable Convertible Preferred Stock, par value $0.001 per share (the “Series O Preferred Stock”), and (ii) 11,000 shares of the Company’s Series P Redeemable Convertible Preferred Stock, par value $0.001 per share (the “Series P Preferred Stock” and together with the Series O Preferred Stock, the “Preferred Stock”), in each case, at an offering price of $952.38 per share, representing a 5% original issue discount to the stated value of $1,000 per share of Preferred Stock, for gross proceeds of each Offering of $10,476.180, or approximately $21.9 million in the aggregate for the Offerings, before the deduction of the placement agent’s fee and offering expenses. The shares of Series O Preferred Stock will have a stated value of $1,000 per share and will be convertible, at a conversion price of $1.00 per share, into 11,000,000 shares of common stock (subject in certain circumstances to adjustments). The shares of Series P Preferred Stock will have a stated value of $1,000 per share and will be convertible, at a conversion price of $1.00 per share, into 11,000,000 shares of common stock (subject in certain circumstances to adjustments). The Series O Preferred Stock and the Series P Preferred Stock are being offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-238172) (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”). The Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing. The closing of the Offerings is expected to occur on March 2, 2022.

The Company intends to include a proposal at its 2022 annual meeting of shareholders to consider an amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to effect a reverse stock split of the outstanding shares of common stock (“Common Stock”) by a ratio to be determined by the Board of Directors of the Company (the “Reverse Stock Split”), ranging from 5-1 to 30-1. The Investors have agreed in the Purchase Agreement to not transfer, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of the shares of the Preferred Stock until the Reverse Stock Split and to vote the shares of the Series O Preferred Stock and Series P Preferred Stock purchased in the Offerings in connection with the Amendment. Shares of Series O Preferred Stock have the right to vote on an as-converted to common stock basis on the Amendment, and shares of Series P Preferred Stock cast on the Amendment will be entitled to vote in a manner that “mirrors” the proportions on which the shares of Common Stock (excluding any shares of Common Stock that are not voted), Series O Preferred Stock and any other shares of preferred stock of the Company (other than the Series P Preferred Stock) are voted on the Reverse Stock Split and the Amendment. The Amendment requires the approval of the majority of the votes associated with our outstanding stock entitled to vote on the proposal. Since the Series P Preferred Stock will mirror only votes cast, abstentions or broker non-votes by common stockholders, which would ordinarily have the effect of a no vote, will not have any effect on the outcome of the vote.

Pursuant to the Purchase Agreement, the Company has filed two certificates of designation (the “Certificates of Designation”) with the Secretary of the State of Delaware designating the rights, preferences and limitations of the shares of Preferred Stock. The Certificates of Designation will provide, in particular, that the Preferred Stock will have no voting rights, other than the right to vote as a class on certain specified matters, except that (i) each share of Series O Preferred Stock will have the right to vote, on an as converted basis, on the Reverse Stock Split (together with the Company’s Common Stock and the Series P Preferred Stock as a single class), and (ii) each share of Series P Preferred Stock will have the right to cast 30,000 votes per share of Series P Preferred Stock on the Reverse Stock Split; provided, that such votes will, when cast, automatically be voted in a manner that “mirrors” the proportions on which the shares of Common Stock (excluding any shares of Common Stock that are not voted), Series O Preferred Stock and any other shares of preferred stock of the Company (other than the Series P Preferred Stock) are voted on the Reverse Stock Split and the Amendment.

The holders of Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to dividends actually paid, if any, on shares of Common Stock. The Preferred Stock is convertible into shares of Common Stock at a rate of $1.00 per share for the Series O Preferred Stock and $1.00 per share for the Series P Preferred Stock, subject in certain circumstances to adjustments. The conversion price can be adjusted pursuant to the Certificate of Designation for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a fundamental transaction (as defined in the applicable Certificate of Designation). The Preferred Stock can be converted at the option of the holder at any time after the Company has received stockholder approval for the Reverse Stock Split and filed the requisite Amendment with the Delaware Secretary of State’s office to effectuate the Reverse Stock Split (the “Reverse Stock Split Date”), subject to beneficial ownership limitations set forth in the applicable Certificate of Designation. In addition, on or after the Reverse Stock Split Date, and subject to the satisfaction of certain conditions, the Company can cause the holder of the Preferred Stock to convert their shares of Preferred Stock, subject to such beneficial ownership limitations.

Each holder of the Preferred Stock shall have the right to cause the Company to redeem all or part of their shares of the Preferred Stock from the earlier of (i) receipt of stockholder approval of the Reverse Stock Split or (ii) 90 days following the original issue date until 120 days following the original issue date (the “Redemption Period”), in cash, at a redemption price equal to 105% of the stated value plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) up to, but excluding, the date such shares are redeemed. The proceeds of the Offerings will be held in an escrow account until the expiration of the Redemption Period for the Series O Preferred Stock or the Series P Preferred Stock, as applicable, subject to the earlier payment to redeeming holders. Upon expiration of the Redemption Period, any proceeds remaining in escrow will be disbursed to the Company.

In addition, under the Purchase Agreement, until the earlier of (a) 120 days after the closing, (b) the Reverse Stock Split Date and (c) the date that the Preferred Stock is no longer outstanding, the Company and its subsidiaries are prohibited from issuing or entering into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents. The limitations on issuances of stock under the Purchase Agreement do not apply to exempt issuances as defined in the Purchase Agreement.

In connection with the Offerings, the Company has entered into an engagement agreement (the “Engagement Agreement Agreement”) with H.C Wainwright & Company, LLC, as placement agent (“HCW”), pursuant to which the Company agreed to pay HCW an aggregate cash fee equal to 8% of the aggregate gross proceeds raised in the offerings and issue HCW common stock purchase warrants to purchase up to 1,760,000 shares of common stock in the aggregate at an exercise price of $1.25. The Company will reimburse HCW for certain of their expenses in an amount not to exceed $50,000. The Company will also pay HCW a placement agent management fee of 1% of the gross proceeds raised in the Offerings and a non-accountable expense allowance of $25,000.

The Engagement Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of HCW, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

The foregoing summaries of the Purchase Agreement and the Certificates of Designation do not purport to be complete and are subject to, and qualified in their entirety by, the form of Purchase Agreement and Certificates of Designation attached as Exhibits 10.1, 3.1 and 3.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

The legal opinions, including the related consent, of Ellenoff Grossman & Schole LLP relating to the issuance and sale of Series O Preferred Stock (and the shares of Common Stock issuable upon conversion of the Series O Preferred Stock) and the Series P Preferred Stock (and the shares of Common Stock issuable upon conversion of the Series P Preferred Stock) are filed as Exhibit 5.1 hereto.

Item 3.03. Material Modifications to Rights of Security Holders.

The disclosure required by this Item and included in Item 1.01 of this Current Report is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure required by this Item and included in Item 1.01 of this Current Report is incorporated herein by reference.

Item 8.01 Other Events

The Company issued a press release announcing the Offering on February 25, 2022. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series O Redeemable Convertible Preferred Stock
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series P Redeemable Convertible Preferred Stock
5.1	Opinion of Ellenoff Grossman & Schole LLP with respect to validity of the Series O and Series P Preferred Stock (and the shares of Common Stock issuable upon conversion of the Series O and Series P Preferred Stock)
10.1	Form of Securities Purchase Agreement between Aikido Pharma Inc. and the investors therein, dated February 24, 2022
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
99.1	Press Release of Aikido Pharma Inc. dated February 25, 2022 announcing the pricing of the Offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIKIDO PHARMA INC.

By:	/s/ Anthony Hayes
Name: Title:	Anthony Hayes Chief Executive Officer

Dated: March 2, 2022

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